Exhibit 99.2

NewMarket Corporation Announces New $650 Million Credit Facility and Related Redemptions and Repayments

RICHMOND, VA – (March 14, 2012) – NewMarket Corporation (NYSE: NEU) announced today that it has entered into a new $650 million five-year unsecured revolving credit facility which replaces the company’s previous $300 million unsecured revolving credit facility which would have matured on November 12, 2015.

This new credit facility provides NewMarket with significantly lower cost of borrowing and increased operating flexibility to execute its long-term business plans. NewMarket believes the terms of this new credit facility reflect the strength of its business, the significant cash flow it generates and its solid balance sheet.

The lead banks in the facility are J.P.Morgan and RBS Citizens as Joint Lead Arrangers; and Bank of America, N.A. and PNC Bank, N.A. as co-documentation agents. J.P.Morgan Chase Bank N.A. is the administrative agent.

NewMarket intends to use a portion of this larger credit facility to fund the early redemption of all outstanding $150 million aggregate principal amount of NewMarket’s 7.125% Senior Notes due 2016 (CUSIP Number 651587AC1) (the “Senior Notes”) and to repay a $63 million mortgage loan secured by the Foundry Park I office building. On or about March 15, 2012, Wells Fargo Bank, N.A., as Trustee, is issuing to all record holders of the Senior Notes a Notice of Full Redemption in respect of the Senior Notes. The Senior Notes are expected to be redeemed on or about April 16, 2012 at a redemption price equal to 103.563% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest, on the Senior Notes to the redemption date. Copies of the Notice of Full Redemption and additional information relating to the procedure for redemption of the Senior Notes may be obtained from Wells Fargo Bank, N.A., as Trustee, by calling 1-800-344-5128.

NewMarket expects to report approximately $10 million in pre-tax charges associated with the closing of the new credit facility during the First and Second Quarters, 2012. These charges result from the accelerated amortization of financing fees associated with prior credit agreements and costs associated with redeeming the Senior Notes prior to maturity.

As a result of the new credit facility, repayment of the mortgage loan and redemption of the Senior Notes, NewMarket is expecting approximately $10 million in annual pre-tax interest expense savings.

Key terms of the company’s new credit facility:

•	$650 million, five-year unsecured revolving credit facility;

•	$150 million expansion feature;

•	Grid pricing based on EBITDA to debt levels; and

•	Customary financial covenants for an unsecured facility.

An 8-K will be filed which will include additional details of this new credit facility.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; ability to respond effectively to technological changes in our industry; supply disruptions at single sourced facilities; failure to protect our intellectual property rights; political, economic, and regulatory factors concerning our products; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688